PARAMOUNT RESOURCES
(Vendor)

- and -

PARAMOUNT ENERGY OPERATING CORP., as trustee of
PARAMOUNT OPERATING TRUST
(Purchaser)

ASSET SALE AGREEMENT

EAST MCKAY AREA, ALBERTA

DATE: March 19, 2003

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ASSET SALE AGREEMENT
EAST MCKAY AREA, ALBERTA

THIS AGREEMENT effective as of the **19th** day of **March, 2003**

BETWEEN:

> **PARAMOUNT RESOURCES**, a partnership registered to carry on business in Alberta and having an office in the City of Calgary, in the Province of Alberta (hereinafter referred to as the "Vendor")

- and -

> **PARAMOUNT ENERGY OPERATING CORP., as trustee of PARAMOUNT OPERATING TRUST**, a body corporate registered to carry on business in the Province of Alberta and having an office in the City of Calgary, in the Province of Alberta (hereinafter called the "Purchaser")

WHEREAS the Vendor has agreed to sell the Assets to the Purchaser and the Purchaser has agreed to purchase the Assets from the Vendor on the following terms and conditions;

NOW THEREFORE in consideration of the premises and the mutual covenants and warranties herein contained, the parties agree as follows:

ARTICLE I – INTERPRETATION

1.01 **Definitions**

In this Agreement, including the recitals and the Schedules, the following terms have the following meanings:

(a) "AFE" means an authority for expenditure, operations notice, mail ballot, cash call or other similar approval given by the Vendor as a result of holding a working interest in the Assets, if any, set out in Schedule "E" under the heading "AFE";

(b) "Assets" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests;

(c) "business day" means a day other than Saturday, Sunday or any statutory holiday or any other day on which the banks in Calgary, Alberta are required to be closed;

(d) "Closing" means the transfer of the Assets to the Purchaser, the payment by the Purchaser to the Vendor of the Purchase Price and the delivery of all documents required hereby;

(e) "Closing Time" means 2:00 p.m. (Calgary time) on March 19, 2003 or such other time and date as may be agreed upon in writing by the Vendor and the Purchaser;

(f) *INTENTIONALLY DELETED*;

(g) *INTENTIONALLY DELETED*;

(h) "Effective Time" means 8:00 am (Calgary time) on the 19th day of March, 2003;

(i) "Facilities" means the specified interest of the Vendor in the facilities described in Schedule "C";

(j) "General Conveyance" means the document delivered at Closing through which the Vendor conveys the Assets to the Purchaser, in the form attached as Schedule "F";

(k) "GST" means the goods and services tax provided for under the *Excise Tax Act* (Canada), as amended, and the regulations thereunder, or any successor or parallel federal or provincial legislation that imposes a tax on the recipient of goods and services;

(l) "Knowledge" has the meaning ascribed thereto in section 1.11;

(m) "Lands" means the lands, formations and associated Petroleum Substances set out in Schedule "A" insofar as rights relating thereto are granted under the Leases;

(n) "Leases" means, collectively, the petroleum and natural gas leases, licences, permits, reservations and other agreements described in Schedule "A" by virtue of which the Vendor is entitled to explore for, recover, remove or dispose of Petroleum Substances within, upon or under the formations in the Lands described in Schedule "A";

(o) "Material Contracts" means production sales agreements or other arrangements whereby the Vendor is obligated to sell, transport or deliver to any person, any Petroleum Substances allocable to the Petroleum and Natural Gas Rights as set out on Schedule "D", and specifically excluding agreements terminable by the Vendor on less than ninety (90) days notice;

(p) "Miscellaneous Interests" means the Vendor's entire interest in all property, assets and rights (other than the Petroleum and Natural Gas Rights and the Tangibles) to the extent they pertain directly to the Petroleum and Natural Gas Rights or the Tangibles, including without limitation:

   (i) all contracts, agreements, books, records, and documents relating directly to the Petroleum and Natural Gas Rights and the Tangibles, including without limitation the Title and Operating Documents and Material Contracts;

   (ii) all Surface Rights;

   (iii) the well bores and casing for the Wells;

(iv) copies of all non-interpretative production, seismic and engineering information prepared for the joint account of the relevant interest owners and relating directly to the Petroleum and Natural Gas Rights;

(v) all subsisting rights to carry out any operations relating to the Petroleum and Natural Gas Rights or Tangibles and, without limitation, all well licences for the Wells;

Unless otherwise agreed in writing by the parties, however, the Miscellaneous Interests shall not include agreements, documents or data to the extent that: (i) they pertain to the Vendor's proprietary technology, geophysical interpretations or economic evaluations; (ii) they are owned or licensed by third parties with restrictions on their deliverability or disclosure by the Vendor to any assignee which is not an affiliate of the Vendor; (iii) they are legal opinions; (iv) they are documents prepared on behalf of the Vendor in contemplation of litigation; (v) they are referred to specifically as exclusions in Schedule "A" or (iv) they pertain to records required to be maintained under the Regulations;

(q) "Officer's Certificate" means a certificate to be executed by an officer of a party under sections 7.01 or 7.02, as applicable, in the form attached as Schedule "G";

(r) "Permitted Encumbrances" means;

(i) the royalties, other encumbrances and reductions in interest described in Schedule "A";

(ii) liens for taxes, assessments and governmental charges which are not due or delinquent at the Effective Time, or the validity of which is being contested in good faith by the Vendor;

(iii) mechanics', builders', materialmen's or similar liens for services rendered or goods supplied for which payment is not then due, or the validity of which is being contested in good faith by the Vendor;

(iv) easements, rights of way, servitudes and other similar rights in lands which in total do not materially impair the use of the Assets as being used at the Effective Time;

(v) Rights of First Refusal as provided for in the Title and Operating Documents or the Material Contracts;

(vi) the terms of the Leases and Title and Operating Documents and the Material Contracts and the express or implied reservations or exceptions in any grants or transfers of mineral rights from the Crown;

(vii) legally binding requirements imposed by the Regulations concerning rates of production from operations on any of the Lands or otherwise affecting recoverability of Petroleum Substances from the Lands and which are generally applicable to the oil and gas industry in Alberta including, without limitation, any order or directive imposed by the Alberta Energy and Utilities Board or other governmental authority, whether prior

to or after the Effective Time, resulting from an application by a third party or on such governmental authority's own volition, to limit or to shut in production from the Lands;

(viii) provisions for penalties and forfeitures under operating procedures or similar agreements which will arise if the Vendor elects, after the relevant time, not to participate in operations on the Lands to which the penalty or forfeiture will apply, provided that no event has occurred which results in such penalty or forfeiture except as disclosed on Schedule "A"; and

(ix) any defects or deficiencies in title to the Assets disclosed in this Agreement and any other Title Defects that are waived or deemed to be waived under Article VIII;

(s) "Petroleum and Natural Gas Rights" means the Vendor's entire interest in those Petroleum Substances underlying the Lands in the respective formations to the extent described in Schedule "A" and as are granted by the Leases, subject to the Permitted Encumbrances, and includes the interest and right of the Vendor in any lands or leases with which those Petroleum Substances have been pooled or unitized:

(t) "Petroleum Substances" means petroleum, natural gas and related hydrocarbons and all other substances (whether hydrocarbon or not), including sulphur, capable of being produced in association with petroleum, natural gas and related hydrocarbons the right to explore for which, or an interest in which, is granted under the Leases;

(u) "Place of Closing" means the office of the Vendor located at 4700, 888-3rd Street S.W. Calgary, Alberta;

(v) "Prime" means the interest rate designated as the prime rate for Canadian dollar commercial loans by the main branch in Calgary of the principal bank used by the Vendor;

(w) "Purchase Price" means NINETEEN MILLION NINE HUNDRED AND TWENTY TWO THOUSAND DOLLARS ($19,922,000.00) plus or minus any adjustments pursuant to section 2.05, 8.03 and Article IX;

(x) "Regulations" means all statutes, laws, rules, orders, directives and regulations in effect from time to time and made by governments or governmental agencies having jurisdiction over the Assets or the parties;

(y) "Right of First Refusal" means a right of first refusal, pre-emptive right of purchase or similar right whereby a third party has the right to acquire or purchase a portion of the Assets as a consequence of the Vendor having agreed to sell the Assets to the Purchaser in accordance with the terms of this Agreement;

(z) "Surface Rights" means all rights to use the surface of land in connection with the Assets, including, without limitation, rights to enter upon and occupy the

surface of land on which the Tangibles and the Wells are located and rights to cross or otherwise use the surface of land for access to the Assets;

(aa) "Specific Conveyances" means all conveyances, assignments, transfers, novations, trust declarations and other documents or instruments that are reasonably required or desirable, in accordance with normal oil and gas industry practices and which do not contain any additional representations, warranties or covenants other than those provided for or contemplated by this Agreement, to convey, assign and transfer the Assets to the Purchaser and to novate the Purchaser into the Leases and the Title and Operating Documents in the place and stead of the Vendor with respect to the Assets, or otherwise deal with the ongoing rights with respect to the Assets, effective as of the Effective Time;

(bb) "Tangibles" means the Vendor's entire interest in the Facilities and all tangible depreciable property, other than the Facilities or other equipment beyond the point of entry into a gathering system, which is used or intended to be used solely in connection with production, gathering, treatment, storage, compression, processing, transportation, injection, removal or other operations relating to the Petroleum and Natural Gas Rights and situated within or upon the Lands or lands with which they have been pooled, including, without limitation, the tangible equipment, if any, relating to the Wells and down-hole equipment;

(cc) "Thirteenth Month Adjustment" means the accounting procedure performed annually by an operator of particular Tangibles for the purpose of redistributing certain revenues and expenses, including, without limitation, operating expenses, processing fee revenues, excess capacity utilization fees and recoveries, royalties and gas cost allowances (or similar cost allowances);

(dd) "Title and Operating Documents" means, in respect of the Assets:

(i) any contract or agreement pursuant to which the Vendor derives any interest in the Assets, including without limitation, the Leases, agreements of purchase and sale, farm-in agreements, pooling agreements, unit agreements and royalty agreements; and

(ii) any contract or agreement entered into in the normal course of the oil and gas business in respect of the exploitation of Petroleum and Natural Gas Rights or the operation of Tangibles, including without limitation, joint operating agreements, unit operating agreements, farmout agreements, pooling agreements, royalty agreements, common stream agreements, production sales agreements or other arrangements whereby the Vendor is obligated to sell, transport or deliver to any person, any Petroleum Substances allocable to the Petroleum and Natural Gas Rights that are terminable by the Vendor on less than ninety (90) days notice, gas processing agreements, gas gathering agreements, agreements relating to Surface Rights and agreements for the construction, ownership or operation of Tangibles;

(ee) "Title Defect" means a defect, deficiency or discrepancy in or affecting the title of the Vendor in and to any of the Assets, other than a Permitted Encumbrance or as specifically disclosed herein or in Schedule "A", which is sufficiently material

that it would not be acceptable to a knowledgeable, prudent purchaser buying similar oil and gas properties, acting reasonably; and

(ff) "Wells" means the interest of the Vendor in all wells located on the Lands or lands pooled or unitized therewith, including, without limitation, any producing, shut-in, abandoned, suspended, capped, injection and disposal wells set forth in Schedule "B", and includes the associated wellbores and casing.

1.02 **Schedules**

The following are the Schedules attached to and forming part of this Agreement:

"A" Lands, Leases, Petroleum and Natural Gas Rights
"B" Wells
"C" Facilities
"D" Material Contracts
"E" AFE's
"F" Form of General Conveyance
"G" Form of Officer's Certificate
"H" Letter Agreement dated March 13, 2003 between the Vendor and the Purchaser.

1.03 **Extended Meanings**

Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

1.04 **Sections and Headings**

The division of this Agreement into sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.05 **Currency**

All references herein to currency are references to currency of Canada.

1.06 **Entire Agreement**

The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. No amendments shall be made to this Agreement unless in writing, executed by the parties. This Agreement supersedes all other agreements, documents, writings and verbal understandings among the parties relating to the subject matter hereof, excluding the terms of the Confidentiality Agreement, and expresses the entire agreement of the parties with respect to the subject matter hereof.

1.07 **Subrogation**

Insofar as is possible, the assignment and conveyance to be effected by this Agreement is made with full right of substitution and subrogation of each party in and to all covenants, representations, warranties and indemnities previously given or made by others in respect of the Assets or any part or portion thereof.

1.08 **Governing Law**

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta. The parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

1.09 **Interpretation If Closing Does Not Occur**

In the event that Closing does not occur, each provision of this Agreement which presumes that the Purchaser has acquired the Assets shall be construed as having been contingent upon Closing having occurred.

1.10 **Conflicts**

If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or a conveyance document, the provision of the body of this Agreement shall prevail.

1.11 **The Vendor's Knowledge**

The knowledge or awareness of the Vendor herein ("Knowledge") consists of the actual knowledge or awareness of its current officers, managers and field supervisors who are primarily responsible for the matter in question in the course of their normal duties. For these purposes, Knowledge and awareness do not include the knowledge of any other person or persons or constructive knowledge. The Vendor does not have any obligation to make inquiry of third parties or the files and records of any third party or public authority in connection with representations and warranties that are made to its Knowledge.

ARTICLE II – SALE OF ASSETS AND RELATED MATTERS

2.01 **Sale of Assets**

Upon the terms and subject to the conditions of this Agreement, the Vendor agrees to sell, assign, transfer, convey and set over to the Purchaser, and the Purchaser agrees to purchase from the Vendor, as, at and from the Effective Time, all of the right, title and interest of the Vendor in the Assets.

2.02 **Payment of Purchase Price**

The Purchase Price adjusted for interim adjustments (if any) shall be paid in full as follows:

(a) by the payment of Six Million ($6,000,000.00) Dollars which was made by the Purchaser to the Vendor on March 14, 2003 pursuant to the Letter Agreement dated March 13, 2003 attached hereto as Schedule "H"; and

(b) by the payment on April 30, 2003 of the balance of the Purchase Price.

2.03 Allocation

The Purchase Price will be allocated as follows:

(a)	to the Petroleum and Natural Gas Rights :	80% (minus $1.00)
(b)	to the Tangibles:	20%
(c)	to the Miscellaneous Interests:	$1.00

In determining the Purchase Price, the parties have taken into account the Purchaser's assumption of responsibility for the future abandonment and reclamation costs associated with the Assets and the release of the Vendor of responsibility therefor.

2.04 **GST**

(a) The Purchase Price does not include GST. At Closing, the Purchaser shall pay to the Vendor by certified cheque or bank draft, an amount equal to seven percent (7%) of the portion of the Purchase Price allocated to Tangibles and Miscellaneous Interests pursuant to section 2.04, or a reallocation determined pursuant to section 9.03 on account of the GST payable by the Purchaser in respect of its purchase of the Assets pursuant hereto. The Vendor shall remit such amount to the appropriate taxation authorities in accordance with the *Excise Tax Act* (Canada). Each party represents that it holds a valid GST registration account number at the date of Closing and that its registration number for GST purposes is:

the Vendor:	896177110
the Purchaser:	865810881 RT 0001

(b) The Purchaser shall also be solely liable for any and all sales and similar taxes imposed by provincial or federal legislation in respect of the purchase of the Assets pursuant hereto. If the Vendor, as agent for the Crown, is required to collect such taxes, the Purchaser shall pay the aggregate amount of such taxes to the Vendor at Closing. The Vendor shall remit such amount to the appropriate authorities in accordance with applicable legislation.

(c) After Closing, the Purchaser shall be responsible for, and shall indemnify and save the Vendor harmless in respect of any amounts of GST and sales and similar taxes (including interest and penalties) in respect of the purchase and sale of the Assets pursuant hereto which are in excess of the amounts collected by the Vendor from the Purchaser at Closing.

2.05 **Governmental Security Deposits**

In the event, prior to or after the Closing Time, a governmental authority or regulatory agency requires as a pre-requisite to or a condition of the transfer of any licence, permit or approval pertaining to the Assets, a security deposit or any kind of monetary payment, such amount shall be paid by the Purchaser as and when due.

ARTICLE III - CLOSING

3.01 **The Closing**

The Closing will take place at the Place of Closing at the Closing Time.

3.02 **Transfer of Possession**

The transfer of the Assets from the Vendor to the Purchaser and the assumption of the benefits, obligations and risks associated with the Assets by the Purchaser will be effective as of the Effective Time. As between the parties, possession of the Assets will not pass to the Purchaser until the Closing Time.

3.03 **Deliveries at Closing**

(a) At Closing, the Vendor shall table the following:

(i) the General Conveyance duly executed by the Vendor;

(ii) all available Specific Conveyances duly executed by the Vendor;

(iii) copies of all consents to disposition and waivers of Rights of First Refusal obtained by the Vendor prior to Closing with respect to the sale of the Assets to the Purchaser;

(iv) the Officer's Certificate described in subsections 7.02(a) and (b);

(v) payment of the net revenues provided for in section 14.01; and

(vi) such other items as may be specifically required hereunder.

(b) At Closing, the Purchaser shall table the following:

(i) the amounts payable at Closing on account of the Purchase Price and GST in accordance with this Agreement;

(ii) the Officer's Certificate described in subsections 7.01(a) and (b); and

(iii) such other items as may be specifically required hereunder.

In addition, the Purchaser will duly execute the General Conveyance and the Specific Conveyances tabled by the Vendor.

3.04 **Delivery of Title and Operating Documents**

To the extent that the Vendor is reasonably able to deliver the Title and Operating Documents to the Purchaser, the Vendor shall, as soon as is practicable after Closing (and in any event within 30 days of Closing), deliver to the Purchaser the copies of the Title and Operating Documents which it has in its possession, provided that if the Vendor retains any interest in any property to which a Title and Operating Document relates, the Vendor may retain the original copy and provide a photocopy to the Purchaser.

3.05 **Access to Records**

The Vendor may, at its sole expense, after Closing gain access to, during regular business hours, and obtain from the Purchaser copies or photocopies of, any Title and Operating Documents, correspondence, documents or reports which were delivered to the Purchaser at Closing which the Purchaser has in its possession or has access to and which the Vendor requires for audits or claims by third parties or for other reasonable business purposes.

3.06 **Specific Conveyance**

(a) It shall not be necessary for assignment and novation agreements to have been executed prior to or at Closing by parties thereto other than the Vendor and the Purchaser. After Closing, the Vendor shall co-operate with the Purchaser in its procurement of the execution of such documents and any substitutions, amendments or replacements thereof by the parties thereto other than the Vendor and the Purchaser. After Closing, the Purchaser shall use all reasonable efforts to become, as soon as reasonably practicable, the recognized and beneficial holder of the Assets in the place and stead of the Vendor and shall promptly register all Specific Conveyances; provided however, in furtherance thereof and without limitation, the Vendor may elect to register on behalf of the Purchaser all transfers of well licences, pipeline permits and similar documents. The Vendor, where the Purchaser is the registering party, and the Purchaser, where the Vendor is the registering party, shall promptly take whatever steps are necessary to verify such registrations.

(b) The Purchaser shall bear all costs, fees and deposits of every nature and kind incurred (whether by the Vendor or the Purchaser) in registering any Specific Conveyances and registering any further assurances required to convey the Assets to the Purchaser; and the Vendor, acting reasonably, may include an amount in respect thereof in the interim statement of adjustments contemplated by Article XV.

(c) Where legal or recorded title is held in the name of either Paramount Resources Ltd. or Summit Resources Limited, the sole partners in the Vendor, the Specific Conveyances may be conveyed by Paramount Resources Ltd. or Summit Resources Limited, as applicable, directly to the Purchaser.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES

4.01 Representations and Warranties of the Vendor

The Vendor makes the following representations and warranties to the Purchaser with respect to itself and the Assets:

(a) **Standing**. The Vendor is, and at the Closing Time shall continue to be, duly organized, valid and subsisting, registered to carry on business in the Province of Alberta and registered to carry on business in the jurisdiction(s) where the Assets are located;

(b) **Requisite Authority**. The Vendor has the requisite capacity, power and authority to execute this Agreement and to perform the obligations to which it thereby becomes subject;

(c) **No Conflict**. The execution and delivery of this Agreement and the completion of the sale of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

(i) any term or provision of the articles, bylaws or other governing documents of the Vendor,

(ii) any agreement, instrument, permit or authority to which the Vendor is a party or by which the Vendor is bound, or

(iii) any Regulation or any judicial order, award, judgment or decree applicable to the Vendor or the Assets;

(d) **Execution And Enforceability**. The Vendor has taken all actions necessary to authorize the execution and delivery of this Agreement and as of the Closing Time, the Vendor shall have taken all actions necessary to authorize and complete the sale of the Assets in accordance with the provisions of this Agreement. This Agreement has been validly executed and delivered by the Vendor, and this Agreement does and all other documents executed and delivered on behalf of the Vendor hereunder shall constitute valid and binding obligations of the Vendor enforceable in accordance with their respective terms and conditions;

(e) **Title to Assets**. The Vendor does not warrant title to the Assets but does represent that except for the Permitted Encumbrances, the Assets are now, were at the Effective Time and will be at the Closing Time, free and clear of all liens, charges, encumbrances and adverse claims created by, through or under the Vendor or of which the Vendor has knowledge;

(f) **Quiet Enjoyment**. Subject to the Vendor's other representations and warranties made pursuant to this section, the Permitted Encumbrances and the rents, covenants, conditions and stipulations in the Leases on the lessee's or holder's part thereunder to be paid, performed and observed, the Purchaser, from and after the Closing Time, may hold and enjoy the Assets for its own use and

benefit without any interruption or claim of or by the Vendor or any person claiming through or under the Vendor;

(g) **Taxes and Royalties Paid**. To the Vendor's Knowledge, all royalties and all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of Petroleum Substances, or the receipt of proceeds therefrom, payable in respect of the Assets prior to the Effective Time have been properly paid and discharged, or will be paid by the Vendor upon coming due;

(h) **Residency**. The Vendor is not a non-resident of Canada within the meaning of the *Income Tax Act* (Canada);

(i) **Finders' Fees**. The Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the sale of the Assets for which the Purchaser will have any obligation or liability;

(j) **Claims**. Except as have been disclosed in writing by the Vendor to the Purchaser, there are no existing, or to the Vendor's Knowledge, pending or threatened proceedings, actions or lawsuits against or with respect to the Assets;

(k) **Prepaid Obligations**. The Vendor is not obligated by virtue of a prepayment, gas balancing, or other arrangement under any contract to make any production payment or to deliver Petroleum Substances produced from the Assets to any party at some future time without receiving in due course (and being entitled to retain) full payment therefore at current market prices or contract prices;

(l) **Examination of Assets and Title**. To the Vendor's Knowledge, it will have delivered or made available to Purchaser all Title and Operating Documents relevant to the Assets in its possession or to which it has access, for the purpose of the Purchaser's review of the Assets and the Vendor's title thereto;

(m) **Material Contracts**. Except for the agreements described in Schedule "D", the Vendor is not party to and the Vendor's interest in and to the Assets is not otherwise bound by or affected by any agreements for the transportation, processing or disposal of Petroleum Substances; and agreements for the contract operation by a third party of the Assets or any portion thereof, that cannot be terminated on less than ninety (90) days notice;

(n) **Financial Commitments** In respect of the Assets, except in connection with the AFE's, there are no financial commitments of the Vendor which are due as of the date hereof or which may become due by virtue of matters occurring or arising prior to the date hereof, other than usual operating expenses incurred in the normal conduct of operations; and

(o) **Environmental Matters**. The Vendor has not received, nor has it any Knowledge of:

(i) any orders or directives under the Regulations that relates to environmental matters and which require any work, repairs, construction

or capital expenditures with respect to the Assets, where compliance with such orders or directives has not been commenced or completed in all material respects; or

(ii) any demand or notice issued under the Regulations with respect to the breach of any environmental, health or safety law applicable to the Assets, including, without limitation, the Regulations respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding at the date hereof;

except as have been specifically disclosed by the Vendor by written notice to the Purchaser prior to the date hereof.

4.02 **Representations and Warranties of the Purchaser**

The Purchaser makes the following representations and warranties to the Vendor:

(a) **Standing**. The Purchaser is, and at the Closing Time shall continue to be, duly organized, valid and subsisting, registered to carry on business in the Province of Alberta and registered to carry on business in the jurisdiction(s) where the Assets are located;

(b) **Requisite Authority**. The Purchaser has the requisite capacity, power and authority to execute this Agreement and to perform the obligations to which it thereby becomes subject;

(c) **No Conflict**. The execution and delivery of this Agreement and the completion of the sale of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

(i) any term or provision of the articles, bylaws or other governing documents of the Purchaser,

(ii) any agreement, instrument, permit or authority to which the Purchaser is a party or by which the Purchaser is bound, or

(iii) any law, statute, rule or regulation or any judicial order, award, judgment or decree applicable to the Purchaser or the Assets;

(d) **Execution And Enforceability**. The Purchaser has taken all actions necessary to authorize the execution and delivery of this Agreement and as of the Closing Time, the Purchaser shall have taken all actions necessary to authorize and complete the purchase of the Assets in accordance with the provisions of this Agreement. This Agreement has been validly executed and delivered by the Purchaser, and this Agreement does and all other documents executed and delivered on behalf of the Purchaser hereunder shall constitute valid and binding obligations of the Purchaser enforceable in accordance with their respective terms and conditions;

(e) **Investigation of Title**. The Purchaser is relying upon its own investigation concerning the title to and fitness of the Assets and is not relying upon any representation, warranty or statement of the Vendor except as contained in this Agreement;

(f) **Finders' Fee**. The Purchaser has not incurred any obligation or liability, contingent or otherwise, for broker's or finder's fees in respect of its purchase hereunder for which the Vendor will have any obligation or liability;

(g) **Investment Canada Act**. The Purchaser is not a "non-Canadian" person within the meaning of the *Investment Canada Act*; and

(h) **Qualification**. The Purchaser meets all qualification requirements of third parties (including without limitation, governmental agencies) to purchase and take a transfer of the Assets, including without limitation, the transfer of the applicable licence or approval for any Well or Tangibles for which it is intended to replace the Vendor as operator following Closing, and shall accede to, comply with and perform the requirements of such third parties, acting reasonably.

ARTICLE V – SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.01 **Survival of Representations and Warranties**

The representations and warranties in Article IV shall be true at the Effective Time and at the Closing Time, and such representations and warranties shall continue in full force and effect and shall survive the Closing Time for a period of twelve (12) months for the benefit of the party for which such representations and warranties were made. In the absence of fraud, however, no claim or action shall be commenced with respect to a breach of any such representation or warranty, unless, within twelve (12) months after Closing Time, written notice specifying such breach in reasonable detail has been provided to the party which made such representation or warranty and each party waives any rights it may have at law or otherwise to commence a claim or action for breach of representation or warranty after that period. Nothing in this Agreement will preclude a party that made such a representation or warranty from offering as a possible defence that the other party did not, in fact, rely to its detriment on the representation or warranty alleged by it to have been breached.

5.02 **No Merger**

The representations and warranties in Article IV shall be deemed to apply to all assignments, conveyances, transfers and other documents conveying any of the Assets from the Vendor to the Purchaser. There shall not be any merger of any such representations or warranties in such assignments, conveyances, transfers or other documents, notwithstanding any rule of law, equity or statute to the contrary, and all such rules are hereby waived.

5.03 **No Additional Representations or Warranties by the Vendor**.

(a) The Vendor makes no representations or warranties to the Purchaser in addition to those expressly enumerated in Article IV. Except and to the extent provided in Article IV, the Vendor does not warrant title to the Assets or make representations or warranties with respect to: (i) the quantity, quality or recoverability of Petroleum Substances; (ii) any estimates of the value of the

Assets or the revenues applicable to future production therefrom; (iii) any engineering, geological or other interpretations or economic evaluations respecting the Assets; (iv) the rates of production of Petroleum Substances from the Assets; (v) the quality, condition or serviceability of the Assets or the suitability of their use for any purpose; or (vi) the accuracy or completeness of any information provided to the Purchaser by way of electronic transfer of records or other computer records, file summaries or other interpretive records that were prepared by the Vendor for internal use. Without restricting the generality of the foregoing, the Purchaser acknowledges that it has made (and will, prior to Closing, continue to make) its own independent evaluation and inspection of the Assets and their condition as part of its due diligence process, and that, subject always to section 5.01, it has relied on that independent review for its assessment of the condition, quantum and value of the Assets.

(b) Except for the representations and warranties in section 4.01, or in the event of fraud, the Purchaser forever releases and discharges the Vendor and each of its directors, officers, employees, consultants and agents from any losses and liabilities of the Purchaser and its assigns and successors, as a result of the use or reliance upon advice, information and materials pertaining to the Assets delivered or made available to the Purchaser by the Vendor or any of its directors, officers, employees, consultants and agents prior to or under the Agreement, including, without limitation, any evaluations, projections, reports and interpretive or non-factual materials prepared by or for the Vendor, or otherwise in its possession.

ARTICLE VI – COVENANTS REGARDING OPERATIONS

6.01 **No Material Change**

From the date of this Agreement to the Closing Time or the date this Agreement is otherwise terminated, the Vendor will not, except with the prior consent of the Purchaser:

(a) assign, transfer, mortgage, pledge or otherwise encumber any of the Assets;

(b) enter into any material transaction affecting the Assets;

(c) approve or refrain from approving any authorization for expenditure in excess of $25,000.00 received or to be approved by it subsequent to the date hereof without first consulting with the Purchaser in that regard unless such expenditures are, in the Vendor's opinion, necessary for the protection of life or property; or

(d) subject to section 6.03, propose or initiate the exercise of any option arising as a result of the ownership of the Assets (including, without limitation, rights under area of mutual interest provisions and any Right of First Refusal) or propose or initiate any operations with respect to the Assets that have not been commenced or committed to by the Vendor as of the Effective Time, if that exercise or option would result in an obligation of the Purchaser after the Effective Time or a material adverse effect on the value of any of the Assets.

6.02 **Operations**

From the date of this Agreement to the Closing Time, to the extent that the Vendor has control of the Assets, the Vendor will use its reasonable efforts to see that the Assets are maintained and operated in a prudent manner, will maintain any insurance maintained by the Vendor and now in force with respect to the Assets, will pay or cause to be paid all costs and expenses incurred in connection therewith in a timely fashion, will use reasonable efforts to keep the Leases in full force and effect and will use reasonable efforts to perform and comply with all of the covenants and conditions contained in the Title and Operating Documents or the Material Contracts. The Purchaser acknowledges that the Vendor has not conducted surface rental reviews and it shall be the Purchaser's responsibility to take such action as it may consider necessary or advisable regarding surface rental reviews after Closing.

6.03 **Proposals**

(a) If an operation or the exercise of any option respecting the Assets is proposed in circumstances which would require the written consent of the Purchaser under section 6.01 (the "Proposal"):

(i) the Vendor will promptly give notice of the Proposal to the Purchaser, including with that notice supporting information in reasonable detail;

(ii) the Purchaser will advise the Vendor, by notice, not later than 2 business days prior to the time the Vendor is required to make its election for the Proposal, if the Purchaser wishes the Vendor to exercise its rights on behalf of the Purchaser, provided that this period will be reduced to 12 hours if the period within which the Vendor is required to reply, by notice to the applicable third parties, is 48 hours or less and that failure to make an election within the applicable period will be deemed to be the Purchaser's election not to participate in the Proposal;

(iii) the Vendor will make the election authorized by the Purchaser for the Proposal within the period during which the Vendor may respond to the Proposal;

(iv) an election by the Purchaser not to participate in a Proposal will not result in any reduction of the Purchase Price if the Vendor's interest therein is terminated or altered as a result of that election, and that termination or alteration will not constitute a Title Defect or a breach of the Vendor's representations and warranties; and

(v) the Vendor may require the Purchaser to advance or otherwise secure any costs to be incurred by the Vendor on behalf of the Purchaser under this section in such manner as may be reasonably appropriate in the circumstances. In the event that the Vendor acquires an interest or otherwise incurs expenses that, but for the election of the Purchaser it would not have acquired or incurred, the Purchaser shall be entitled to acquire the entire available interest and shall incur all of the expenses, notwithstanding the Purchaser does not otherwise acquire the Vendor's entire interest in the Assets.

(b) The Purchaser may not, without the written consent of the Vendor, request the Vendor to propose the conduct of any operation respecting the Assets prior to the Closing Time, except to the extent provided in this Article.

6.04 **Post-Closing Transitional Maintenance of Assets**

Following Closing and to the extent that the Purchaser must be recognized by third parties under the Title and Operating Documents or otherwise recognized as the owner of any of the Assets, the following will apply to those Assets until that recognition has been effected:

(a) the provisions of sections 6.01, 6.02 and 6.03 will continue to apply, *mutatis mutandis*;

(b) the Vendor will forthwith provide to the Purchaser all authorizations, notices, mail ballots, specific information and other documents the Vendor receives respecting the Assets, and will respond to such authorizations for expenditure, notices, mail ballots, information and other documents pursuant to the written instruction of the Purchaser, if received on a timely basis, provided that the Vendor may refuse to follow instructions that it reasonably believes to be unlawful, unethical or in conflict with an applicable contract by providing notice to that effect to the Purchaser in a timely manner;

(c) the Vendor will deliver to the Purchaser, on a monthly basis, in a manner consistent with the Vendor's internal accounting processes, all revenues, proceeds and other benefits received by the Vendor respecting the Assets, other than those that accrue to the Vendor under section 14.01, less the share of the applicable lessor royalties, operating costs, treating, gathering, processing and product transportation expenses and those other costs and expenses directly relating to the Assets and the production of Petroleum Substances. Any net amount owing to the Vendor under this subsection will be paid by the Purchaser within 30 days of the Vendor's invoice therefore; and

(d) subject to section 3.06, the Vendor will, as agent of the Purchaser, deliver all such agreements, notices and other documents as the Purchaser may reasonably request to effect its ownership of the Assets.

6.05 **The Vendor Deemed Agent of the Purchaser**.

(a) Provided Closing occurs and insofar as the Vendor maintains the Assets and takes actions on behalf of the Purchaser in compliance with the obligations under this Article, the Vendor will be deemed to have been the agent of the Purchaser hereunder. The Purchaser ratifies all actions taken, or refrained from being taken, by the Vendor under this Article in that capacity, with the intention that all of those actions will be deemed to be those of the Purchaser, except to the extent that the Vendor's actions under this Article constitute gross negligence or wilful misconduct.

(b) The Purchaser will be liable to and, in addition, indemnify the Vendor and each of its directors, officers, agents and employees against all of their losses and liabilities as a result of maintaining the Assets or exercising other rights as the

Purchaser's agent under this Article, insofar as those losses and liabilities are not a direct result of the gross negligence or wilful misconduct of the Vendor or any of its directors, officers, agents or employees. An act or omission will not be regarded as gross negligence or wilful misconduct under this Article, however, to the extent that it was done or omitted to be done in accordance with the Purchaser's written instructions or written concurrence.

ARTICLE VII – CONDITIONS OF CLOSING

7.01 **The Vendor's Conditions**

The obligation of the Vendor under this Agreement to consummate the transactions contemplated hereby is, subject to the satisfaction of following conditions which are for the exclusive benefit of the Vendor and [other than approval under the *Competition Act* (Canada)] may be waived in whole or in part by the Vendor:

(a) **Accuracy of Representations and Warranties**. The Purchaser's representations and warranties herein contained were true when made and have continued to be true in all material respects from the date hereof to the Closing Time and are true in all material respects as of the Closing Time and the Purchaser has delivered to the Vendor an Officer's certificate dated as of the Closing Time signed by an officer of the Purchaser so certifying;

(b) **Performance of Agreements**. The Purchaser has performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Time and the Purchaser has delivered to the Vendor an Officer's certificate dated as of the Closing Time signed by an officer of the Purchaser so certifying;

(c) **Legal Matters**. All instruments and documents required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby will be in form and substance satisfactory to the Vendor, acting reasonably, and executed and delivered by the Purchaser;

(d) **Governmental Approval**. The parties shall have obtained all necessary regulatory or governmental consents or approvals, including, without limitation, approvals and notifications under the *Competition Act* (Canada) required to permit the transaction to be completed; and

(e) **Payment**. The Purchaser shall have tendered payment of the Purchase Price as contemplated herein.

7.02 **The Purchaser's Conditions**

The obligation of the Purchaser under this Agreement to consummate the transactions contemplated hereby is, subject to the satisfaction of following conditions which are for the exclusive benefit of the Purchaser and [other than approval under the *Competition Act* (Canada)] may be waived in whole or in part by the Purchaser:

(a) **Accuracy of Representations and Warranties**. The Vendor's representations and warranties herein contained were true when made, have continued to be

true in all material respects from the date hereof to the Closing Time and are true in all material respects as of the Closing Time and the Vendor has delivered to the Purchaser an Officer's Certificate dated as of the Closing Time signed by an officer of the Vendor so certifying;

(b) **Performance of Agreements**. The Vendor has performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Time and the Vendor has delivered to the Purchaser an Officer's Certificate dated as of the Closing Time signed by an officer of the Vendor so certifying;

(c) **Legal Matters**. All instruments and documents required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby will be in form and substance satisfactory to the Purchaser, acting reasonably, and executed and delivered by the Vendor; and

(d) **Governmental Approval**. The parties shall have obtained all necessary regulatory or governmental consents or approvals, including, without limitation, approvals and notifications under the *Competition Act* (Canada) required to permit the transaction to be completed.

7.03 **Failure to Satisfy Conditions**

(a) If any condition in Section 7.01 or 7.02 has not been satisfied at or before the Closing Date and that condition has not been waived by the party for the benefit of which it was included, that party may terminate this Agreement by written notice to the other party prior to the Closing Time. However, a party may not terminate this Agreement in this manner after Closing, and any remedies thereafter for the failure to satisfy such a condition will be limited to damages, if applicable.

(b) If a party elects to terminate this Agreement pursuant to the provisions of subsection 7.03(a), the Purchaser and the Vendor shall be released and discharged from all obligations hereunder except as provided in subsection 7.03(c) and those contained in the Confidentiality Agreement.

(c) If a condition set forth in Section 7.01 or 7.02 is not satisfied as a result of a breach by a party of its obligations hereunder, such party shall be liable to the other party for all losses, costs, damages, expenses, penalties or fines which such party suffers, sustains, pays or incurs, including without limitation, reasonable legal fees and disbursements on a solicitor-and-client basis. If the Vendor is the party terminating the Agreement it shall be entitled to apply the Deposit to any damages determined under this subsection 7.03(c).

7.04 **Efforts**

Each party will proceed in good faith to use all reasonable efforts with respect to all matters within its control to cause all the conditions to the consummation of the transactions contemplated hereby applicable to it to be met as promptly as practicable.

ARTICLE VIII – TITLE EXAMINATION

8.01 **Access**

At any time prior to the Closing Time, on reasonable notice, the Vendor will make available, or cause to be made available at an office in Calgary, Alberta, during usual business hours, to the Purchaser and its representatives, all Title and Operating Documents which the Vendor is legally permitted to disclose and will use reasonable efforts to cooperate with the Purchaser in securing access for the Purchaser and its representatives to any records relating to the Assets that may be in the possession of other parties.

8.02 **Deficiency Statement**

At least ten (10) days prior to Closing Time, the Purchaser may provide to the Vendor a deficiency statement which lists all Title Defects in reasonable detail, together with the Purchaser's requirements for rectifying the same, including all agreements, or other instruments, which appear to be missing and which are reasonably necessary in order to establish the Vendor's title to the Assets.

8.03 **Election**

The Vendor will use reasonable efforts to furnish all missing title documentation and to remedy the Title Defects. If the Vendor fails or is unable to satisfy any Title Defect to the reasonable satisfaction of the Purchaser on or before the business day prior to Closing Time, the Purchaser will be entitled to elect at or before the Closing Time by written notice to the Vendor, to do one of the following:

(a) where the cumulative amount by which the value of the affected interests has been reduced is, in the Purchaser's opinion acting reasonably, less than 15% of the Purchase Price, the Purchaser shall complete the purchase of the Vendor's interest in and to the Assets without adjustment of the Purchase Price on account of such defects or omissions; or

(b) where the cumulative amount by which the value of the affected interests has been reduced is, in the Purchaser's opinion acting reasonably, 15% or more of the Purchase Price:

(i) the parties may delay Closing to a mutually agreeable time and date, in which case:

(A) the Vendor shall make further attempts to cure or remove the uncured Title Defects; and

(B) when such mutually agreeable time and date arrives, the elections pursuant to this subsection 8.03(b) shall once again be made; or

(ii) the Purchaser may waive the uncured Title Defects, in which case all of the Vendor's interest in and to the Assets shall be purchased by the Purchaser without an adjustment to the Purchase Price; or

(iii) the Purchaser may require the Vendor to elect as to whether the Purchaser will purchase the Vendor's interest in and to the Assets or remove the Assets affected by the uncured Title Defects, and the Purchase Price shall be reduced by the value allocated by the Purchaser as a result of the uncured Title Defect(s).

Failure of the Purchaser to make an election at or before the Closing Time pursuant to section 8.03 shall be deemed to be an election by the Purchaser pursuant to paragraph (b)(ii) of this section. Upon Closing, the Purchaser will be deemed to have waived permanently all Title Defects pertaining to the acquired Assets that were identified by the Purchaser or its representatives during its review.

8.04 **Arbitration**

If the Vendor disagrees with the value allocated by the Purchaser to an affected interest, the parties shall forthwith meet in good faith to discuss the issue. If after such a meeting, the issue has not been resolved or if a party does not forthwith meet to discuss the issue, the issue shall be resolved by referral to arbitration in accordance with the provisions of Article XI. Closing shall proceed based upon the value allocated by the Purchaser. Forthwith after the decision of the arbitrator has been rendered, if the value determined by the arbitrator differs from the value allocated by the Purchaser, the parties shall forthwith make an adjustment between themselves to reflect the decision of the arbitrator.

ARTICLE IX – RIGHTS OF FIRST REFUSAL

9.01 **Notice**

If any portion of the Assets is subject to a Right of First Refusal, or if the disposition herein requires the consent or approval of any third party under the Title and Operating Documents or Material Contracts, the Vendor will serve all required notices following execution of this Agreement. Each such notice will include a request for a waiver of any Right of First Refusal or for the granting of any required consent. To the extent such notices are not available prior to Closing, the Vendor shall serve such notices as soon as reasonably possible after closing.

9.02 **Valuation**

The Purchaser will supply to the Vendor, in good faith and on a reasonable basis, the value or allocation proposed by the Purchaser for any of the Assets for which a Right of First Refusal notice is required under this Article. The parties will consult with respect to that value or allocation as appropriate in the circumstances. The Vendor will use the agreed upon value or allocation for the purposes of this section provided that any dispute between the parties with respect to that value or allocation will be resolved by arbitration as provided for in Article XI.

9.03 **Amendments to Assets**

Insofar as third parties elect to exercise any Right of First Refusal, the Vendor will promptly notify the Purchaser of that exercise. If the notice is received prior to closing, the Purchaser will proceed only with the acquisition of those interests in the Assets to which those exercised third party Rights of First Refusal do not directly pertain. The value and description of

the Assets will be amended under section 1.01 and the parties will proceed with Closing for those unaffected Assets, with a resultant adjustment of accounts. If the notice is received after Closing, the Purchaser will re-convey those interests to the Vendor, or as the Vendor may direct, free and clear of any encumbrances created by, through or under the Purchaser, upon receipt by the Purchaser of that portion of the Purchase Price allocated to such interests.

ARTICLE X – LOSS

10.01 **Loss**

If, prior to the Closing Time, all or a substantial part of the Assets is destroyed by fire or other casualty, the Vendor will promptly give the Purchaser notice thereof. If the resulting loss is substantially reimbursable to the Vendor under its insurance policies, this Agreement will remain in full force and effect notwithstanding the destruction and the Vendor will at the Closing Time pay to the Purchaser all insurance proceeds arising from the destruction pertaining to the Assets. In addition, the Vendor at the Closing Time will assign, transfer and set over to the Purchaser all of the right, title and interest of the Vendor to any unpaid insurance proceeds arising out of the destruction of the Assets. The Vendor will not voluntarily compromise, settle or adjust any insurance claim resulting from the destruction without first obtaining the Purchaser's consent. If the loss is not substantially reimbursable under the insurance policies, either party may terminate this Agreement by notice to the other within three business days after the party giving notice learns that the loss is not substantially reimbursable under the insurance policies. In the event of termination, both parties will cooperate in taking all action necessary or desirable to place each party in the position it occupied relative to the Assets prior to the execution of this Agreement.

ARTICLE XI – DISPUTE RESOLUTION

11.01 **Arbitration Proceedings**

The parties will attempt to resolve any dispute arising hereunder through consultation and negotiation in good faith. If those attempts fail, a party may, by notice to the other party at any time during those negotiations, refer the dispute to binding arbitration for final resolution if the dispute pertains to: (i) revenues or expenses allocated under Article XIV; (ii) the value or allocation to be used in a Right of First Refusal notice under section 9.02; or (iii) the value of Assets for which Title Defects remain uncured under Section 8.02. Any such arbitration, and any other arbitration the parties may agree to conduct hereunder, will be conducted under the Commercial Arbitration Rules of The Canadian Foundation for Dispute Resolution.

ARTICLE XII – PROJECTIONS

12.01 **Projections**

If any information and materials pertaining to the Assets delivered or made available by the Vendor to the Purchaser pursuant to this Agreement includes any evaluations, projections, reports or interpretive or non-factual materials prepared by or for or received by the Vendor, the Purchaser hereby releases and discharges the Vendor from any claim and all liability to the Purchaser and the Purchaser's assigns and successors as a result of use or reliance upon them. The Purchaser confirms that it is not relying upon any representations and warranties of the Vendor except as set out in Article IV of this Agreement. Without limiting the

foregoing, the Purchaser agrees that it will rely solely on its own appraisal and estimates as to the quantum or value of the Assets and will rely solely on its own geological and engineering interpretation analysis related thereto.

ARTICLE XIII – INDEMNITY

13.01 **Indemnity by the Vendor**.

Subject to section 13.03 and provided that Closing has occurred, the Vendor shall:

(a) be liable to the Purchaser for all losses, costs, damages and expenses whatsoever which the Purchaser may suffer, sustain, pay or incur; and

(b) indemnify and save the Purchaser and its directors, officers, employees, consultants and agents harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Purchaser, its directors, officers, employees, consultants or agents or which they may sustain, pay or incur;

as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with a breach of the representations and warranties of the Vendor in Article IV and occurring prior to the Effective Time, except any losses, costs, damages, expenses, claims, liabilities, actions, proceedings and demands to the extent that the same either are reimbursed (or reimbursable) by insurance maintained by the Purchaser or are caused by the gross negligence or wilful misconduct of the Purchaser, its directors, officers, employees, consultants, agents, or assigns. The indemnity granted by the Vendor herein, however, is not a title warranty and does not provide an extension of any representation or warranty contained in Article IV. Notwithstanding any provision herein, the liability of the Vendor and the indemnity hereby granted by the Vendor to the Purchaser shall only apply with respect to claims made within twelve (12) months following the Closing Time.

13.02 **Indemnity by the Purchaser**

Provided that Closing has occurred, the Purchaser shall:

(a) be liable to the Vendor for all losses, costs, damages and expenses whatsoever which the Vendor may suffer, sustain, pay or incur; and

(b) indemnify and save the Vendor and its partners and the Vendor and its partners' directors, officers, employees, consultants and agents harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs damages and expenses whatsoever which may be brought against or suffered by the Vendor, its partners and the Vendor and its partners' directors, officers, employees, consultants or agents or which they may sustain, pay or incur;

as a result of any matter or thing arising out of, resulting from, attributable to or connected with the Assets and occurring subsequent to the Effective Time, except any losses, costs, damages, expenses, claims, liabilities, actions proceedings and demands to the extent that the same either are reimbursed (or reimbursable) by insurance maintained by the Vendor or are

caused by the gross negligence or wilful misconduct of the Vendor, its partners, or the Vendor or its partners' directors, officers, employees, consultants, agents or assigns.

13.03 **Assets Acquired On "As Is" Basis**

By Closing, and notwithstanding the foregoing provisions of this Article, the Purchaser acknowledges that it is acquiring the Assets on an "as is" basis. The Purchaser acknowledges that it is familiar with the condition of the Assets, including the past and present use of the Lands and the Tangibles, that the Vendor has provided the Purchaser with a reasonable opportunity to inspect the Assets and the Title and Operating Documents at the sole cost, risk and expense of the Purchaser (insofar as the Vendor could reasonably provide such access) and that the Purchaser is not relying upon any representation or warranty of the Vendor as to the condition, environmental or otherwise, of the Assets, except as is specifically made pursuant to Article IV. Provided that Closing has occurred, the Purchaser further agrees that it shall:

(a) be solely liable and responsible for any and all losses, costs, damages and expenses which the Vendor may suffer, sustain, pay or incur; and

(b) indemnify and save the Vendor and its partners and the Vendor and its partners', directors, officers, employees and consultants, and agents harmless from any and all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Vendor, its partners, or the Vendor or its partners' directors, officers, employees, consultants and agents or which they may sustain, pay or incur;

as a result of any matter or thing arising out of, resulting from, attributable to or connected with any environmental liabilities pertaining to the Assets, or any of them, whether arising or accruing on, prior to or subsequent to the Effective Time or Closing Time including, without limitation, damage from or removal of hazardous or toxic substances, clean-up, well abandonment and reclamation except those arising from a matter which results in a statement made in subsection 4.01(o) being untrue and except to the extent the Vendor is actually reimbursed by insurance carried by it. Once Closing has occurred, the Purchaser shall be solely responsible for all environmental liabilities respecting the Lands, the abandonment of all wells on the Lands and the reclamation of the Lands as between the Vendor and the Purchaser, and hereby releases the Vendor from any claims the Purchaser may have against the Vendor with respect to all such liabilities and responsibilities, except those arising from a matter which results in a statement made in subsection 4.01(o) being untrue and except to the extent the Vendor is actually reimbursed by insurance carried by it.

13.04 **No Merger**

The indemnities set forth in sections 13.01, 13.02 and 13.03 will be deemed to apply to, and will not merge in, any assignment, transfer, conveyance, novation or other document conveying the Assets to the Purchaser.

13.05 **Carriage of Litigation**

If a claim is made under this Article XIII involving a claim by a third party, the party with greater exposure under this Agreement in respect of the claim will have carriage of

the third party litigation. It will consult with the other party, which will be entitled to retain its own counsel and participate in the litigation at its own expense.

13.06 **Limit on the Vendor's Responsibility**

In no event, except in the event of fraud, shall the total of the liabilities and indemnities of the Vendor under this Agreement, including without limitation, any claims relating to its representations and warranties, exceed the Purchase Price. In no event shall the Vendor be liable for special or consequential damages.

13.07 **Assumption**

At Closing, as of the Effective Time and subject to the terms and conditions herein, the Purchaser will assume all obligations and liabilities of the Vendor in respect of the Assets, including the Vendor's obligations under the Title and Operating Documents and Material Contracts.

ARTICLE XIV – ADJUSTMENTS

14.01 **Adjustments**

(a) Except as otherwise provided herein the parties will adjust and apportion expenditures and revenues of every kind and nature incurred, payable or paid in respect of the Assets including operating, maintenance, development and capital costs, proceeds from the sale of Petroleum Substances, royalties, property taxes, gas cost allowance (or similar allowances), prepayments and deposits, duties, taxes and assessments, as at the Effective Time. All costs incurred in connection with work performed or goods and services provided in respect of the Assets will be deemed to have accrued as of the date the work was performed or the goods or services provided, regardless of the time those costs became payable.

(b) The Vendor is entitled to the revenues and benefits from the ownership and operation of the Assets accrued prior to the Effective Time and has paid for the expenditures pertaining to the ownership, operation and development of the Assets incurred prior to the Effective Time. .

(c) The Purchaser is entitled to the revenues and benefits from the ownership and operation of the Assets accrued from and after the Effective Time and is responsible for and will pay for the expenditures pertaining to the ownership, operation and development of the Assets incurred from and after the Effective Time. Any such revenues and benefits from the ownership and operation of the Assets that remains in the Vendor's possession after the Closing Time shall be applied by the Vendor to the amount owing to the Vendor on April 30th , 2003 after the adjustment credit to the Purchaser for inventory in the amount of ONE MILLION SIX HUNDRED AND SEVENTY THOUSAND DOLLARS ($1,670,000.00).

(d) All Petroleum Substances produced as of the Effective Time, but not delivered to the purchaser of those Petroleum Substances, including Petroleum Substances in storage, will not comprise part of the Assets, provided that sulphur comprising

part of a base pad or storage block, if any, will form part of the Assets. Petroleum Substances not comprising part of the Assets will remain the property of the Vendor and the proceeds from the sale and the expenses pertaining to those Petroleum Substances will be for the Vendor's account, with sales of those Petroleum Substances deemed to occur on a "first in, first out" basis.

(e) There will be no adjustments for royalty tax credits or similar incentives that accrue to a party because of financial or organizational attributes specific to it, other than gas cost allowances (or similar cost allowances).

(f) All statements prepared under this section 14.01 will be prepared as contemplated herein and in accordance with generally accepted accounting principles applying the accrual method. The Purchaser shall report all net revenue and pay all income tax on the net revenue from the Effective Time.

(g) By not less than two (2) business days prior to April 30, 2003, the Vendor shall deliver to the Purchaser a written interim statement of revenues and expenses under this Agreement and the Vendor will make available to representatives of the Purchaser all information necessary for the Purchaser to confirm the calculations in the statement. The parties will cooperate in settling the adjustments and payment to be made on an interim basis and the amount so agreed will be employed for the purposes of the Closing and completion of the transactions contemplated by this Agreement.

(h) Within 180 days following the Closing Time, the parties will cooperate in preparing a final statement of all adjustments and payments to be made pursuant to this Agreement. Upon agreement as to all adjustments and payments to be made, the net amount will be remitted by the party who in the net result is obliged to make payment.

(i) Notwithstanding the preceding subsection, each party will have the right, within the later of 6 months following the distribution of the final statement of adjustments by the Vendor under subsection 14.01(h) or 12 months following the Closing Time, to examine, copy and audit the records of the other relative to the Assets for the purpose of effecting or verifying adjustments required under this Article. The auditing party will, upon reasonable notice, conduct that audit at its sole expense during normal business hours at the offices of the audited party or at such other premises where those records are maintained. Any claims of discrepancies disclosed by that audit will be made in writing to the audited party within 2 months following the completion of that audit. That party will respond in writing to any such claims within 6 months of the receipt of notice of those claims. The parties will resolve any outstanding claims of discrepancies under the arbitration provisions as set forth in Article XI if they are unresolved within 2 months of that response.

(j) Notwithstanding subsection 14.01(h), further adjustments on the basis indicated in this Article will be made as and when those items arise if notice requesting that adjustment, including reasonable particulars thereof, has been given by a party to the other party within 30 days following receipt of a Thirteenth Month Adjustment or a completed and agreed to audit or other report and the need for that adjustment arises from:

(i) a Thirteenth Month Adjustment, operator error adjustments or errors established by joint venture audits within 36 months after the Closing Time; or

(ii) errors established by an audit or other review of lessor royalty payments that is conducted under the regulations or Leases within 60 months after the Closing Time or such later time as may be prescribed by the Regulations.

(k) Subject to the timing restrictions in this Article XIV, the parties agree that the period for seeking a remedial order under section 3(1)(a) of the *Limitations Act* (Alberta) is extended from 2 years to 4 years for all claims that may arise under this Article XIV respecting adjustments and audits.

(l) Subject to subsection (m) below, all payments made after the Closing Time are to be paid within thirty (30) days after the amount is determined and, if not paid within the thirty (30) days, will thereafter bear interest until paid at a rate of interest equal to the Prime rate plus one (1%) percent compounded annually.

(m) The Vendor shall pay to the Purchaser all revenues received in respect of the Assets for the period from and after the Effective Time on the later of the Closing Time or thirty (30) days after each receipt of such revenue by the Vendor, failing which the Vendor shall pay interest thereon to the Purchaser at the rate set forth in subsection (l) above to the date of payment.

(n) All freehold mineral taxes, surface and mineral lease rentals and any similar payments made by the Vendor to preserve any of the Leases or any Surface Rights shall be apportioned between the Vendor and the Purchaser on a per diem basis at the Effective Time.

ARTICLE XV – MISCELLANEOUS

15.01 Partial Invalidity

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provision had never been contained herein unless the deletion of the provision would result in such material change to cause the completion of the transactions contemplated herein to be unreasonable.

15.02 Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed an original instrument, and all counterparts together will constitute one agreement.

15.03 Notice

All notices, consents and other instruments which are required or may be given pursuant to this Agreement must be given in writing and delivered personally or by telecopy as follows:

If to the Vendor:	To:	Paramount Resources 4700, 888 – 3rd Street SW Calgary, AB T2P 5C5 Attention: Corporate Secretary Telecopy: (403) 262-7994
If to the Purchaser:	To:	Paramount Energy Operating Corp. 500, 630 – 4th Avenue S.W. Calgary, Alberta T2P 0J9 Attention: Land Department Telecopy: (403) 269 - 4499

or in accordance with the latest unrevoked instructions delivered by one party to the other. All notices will be deemed to have been duly given at the time of delivery or, in the case of telecopy, on the first business day after telecopying.

15.04 **Further Assurances**

After the Closing Time, at the Purchaser's request, without further consideration, the Vendor will execute and deliver or cause to be executed and delivered such other instruments of conveyance and transfer as the Purchaser reasonably may request to more effectively vest the Assets in the Purchaser.

15.05 **Amendments and Waivers**

No supplement, modification, waiver or termination of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar) nor will a waiver constitute a continuing waiver unless otherwise expressly provided.

15.06 **Expenses**

All expenses incurred by the Vendor in connection with or related to the authorization, preparation and execution of this Agreement and all other matters related to the Closing of the transaction contemplated hereby, including, without limitation, all fees and expenses of counsel, accountants and financial advisors employed by the Vendor, will be borne solely and entirely by the Vendor; and all such expenses incurred by the Purchaser will be borne solely and entirely by the Purchaser.

15.07 **Transfer Taxes**

The Purchaser will bear all sales, use, property, land transfer, business transfer, commodity and other taxes (other than income taxes imposed on the Vendor) and duties, levies and other governmental charges incurred with respect to the transfer of the Assets and the transactions undertaken pursuant to Article II.

15.08 **Assignment**

Neither party may assign this Agreement or any part thereof prior to Closing. Except as otherwise provided herein, this Agreement will be binding upon and enure to the benefit of the parties and their successors and assigns.

15.09 **Publicity**

Except as may be required by law, neither party will make any press release or other public disclosure of this Agreement or the transactions contemplated herein without the prior consent of the other, not to be unreasonably withheld. The parties will consult with each other on public disclosure with a view to joint disclosure where practicable.

15.10 **Time is of Essence**

Time shall be of the essence in this Agreement.

15.11 **Remedies Cumulative**

No reference to or exercise of any specific right or remedy by a party hereunder shall prejudice or preclude such party from exercising or invoking any other remedy in respect thereof, whether allowed at law or in equity or expressly provided for herein. No such remedy shall be exclusive or dependent upon any other such remedy but each party may exercise any one or more of such remedies independently or in combination.

15.12 **Signs and Notifications**

After Closing, the Purchaser shall remove any signs which indicate the Vendor's ownership or operation of the Assets. It shall be the responsibility of the Purchaser, where necessary, to erect or install any signs that may be required by governmental agencies indicating the Purchaser to be the operator of the Assets and to notify other working interest owners, gas purchasers, suppliers, contractors, governmental agencies and any other person of the Purchaser's interest in the Assets.

15.13 **Operatorship**

The Purchaser acknowledges the Vendor is unable to assign to the Purchaser operatorship of the Assets operated by the Vendor and in respect of which the Vendor does not have a 100% interest. The Vendor shall, however, use reasonable efforts to assist the Purchaser in its attempts to obtain operatorship.

IN WITNESS WHEREOF this Agreement has been duly executed by each party as of the date first above written.

PARAMOUNT RESOURCES
by its Managing Partner
PARAMOUNT RESOURCES LTD.

____
Charles E.Morin
General Counsel & Corporate Secretary

____
James H.T. Riddell
President

PARAMOUNT ENERGY OPERATING CORP.
as trustee of
PARAMOUNT OPERATING TRUST

____

____

15.13 **Operatorship**

The Purchaser acknowledges the Vendor is unable to assign to the Purchaser operatorship of the Assets operated by the Vendor and in respect of which the Vendor does not have a 100% interest. The Vendor shall, however, use reasonable efforts to assist the Purchaser in its attempts to obtain operatorship.

IN WITNESS WHEREOF this Agreement has been duly executed by each party as of the date first above written.

PARAMOUNT RESOURCES
by its Managing Partner
PARAMOUNT RESOURCES LTD.

Charles E.Morin
General Counsel & Corporate Secretary

James H.T. Riddell
President

PARAMOUNT ENERGY OPERATING CORP.
as trustee of
PARAMOUNT OPERATING TRUST

Susan Riddell Rose

Susan L. Riddell Rose
President

Gary C. Jackson
Vice President, Land, Legal & Acquisitions

Schedule "A"
to an Asset Sale Agreement effective March19, 2003
between Paramount Resources and Paramount Energy Operating Corp.

Lands, Leases, Petroleum and Natural Gas Rights

The attached 5 pages entitled Mineral Property Report shall comprise Schedule "A"

REPORTED IN HECTARES

Paramount Resources Ltd.
Mineral Property Report

Schedule "A"

File Number / File Status / Mineral Int	Lse Type Lessor Type / Lease No/Name / Operator / Payor		Exposure Gross Net	Oper.Cont. ROFR / Doi Partner(s)	DOI Code	Lease Description / Rights Held
001889	PNGLIC CR	Eff: Nov 09, 1995	2,304.000		WI	Area : LIEGE
Sub: B	5495110071	Exp: Nov 08, 1999	2,304.000	PARAMOUNT	100.00000000	TWP 91 RGE 14 W4M: SECS 14
A		Ext: 8(1)H	2,304.000	I		16,21, 22, 23,26,27,34,35
	PARAMOUNT	Ext: Nov 08, 2003		Total Rental: 8064.00		P&NG FROM SURFACE TO TOP
100.00000000	PARAMOUNT					PRECAMBRIAN

Status		Hectares	Net		Hectares	Net
NONPRODUCING	Prod:	0.000	0.000	NProd:	2,304.000	2,304.000

---------- Related Contracts ----------		
C00452 L	JVA	Jul 09, 1993
PS0068	SAE	Jul 15, 1994
PS0183 F	SAE	Nov 01, 1999

Royalty / Encumbrances

Royalty Type	Product Type	Sliding Scale	Convertible	% of Prod/Sales
LESSOR ROYALTY	P&NG	Y	N	100.00000000 % of PROD

Roy Percent:			
Gas: Royalty:		Min Pay:	Prod/Sales:
S/S OIL: Min:	Max:	Div:	Prod/Sales:
Other Percent:		Min:	Prod/Sales:

Paid to: LESSOR	(M)	Paid by: WI	(M)
ALBERTA ENERGY	100.00000000	PARAMOUNT	100.00000000

File Number / File Status / Mineral Int	Lse Type Lessor Type / Lease No/Name / Operator / Payor		Exposure Gross Net	Oper.Cont. ROFR / Doi Partner(s)	DOI Code	Lease Description / Rights Held
001889	PNGLIC CR	Eff: Nov 09, 1995	256.000		WI	Area : LIEGE
Sub: A	5495110071	Exp: Nov 08, 1999	256.000	PARAMOUNT	100.00000000	TWP 91 RGE 14 W4M: SEC 15
A		Ext: 8(1)H	256.000			P&NG FROM SURFACE TO TOP
	PARAMOUNT	Ext: Nov 08, 2003		Total Rental: 896.00		PRECAMBRIAN
100.00000000	PARAMOUNT					

Status		Hectares	Net		Hectares	Net
PRODUCING	Prod:	256.000	256.000	NProd:	0.000	0.000

---------- Related Contracts ----------		
C00452 L	JVA	Jul 09, 1993
PS0068	SAE	Jul 15, 1994
PS0183 F	SAE	Nov 01, 1999

Royalty / Encumbrances

-------- Well U.W.I. Status/Type --------

REPORTED IN HECTARES

Paramount Resources Ltd.
Mineral Property Report

Schedule "A"

File Number / File Status / Mineral Int	Lse Type Lessor Type / Lease No/Name / Operator / Payor	Exposure Gross / Net	Oper.Cont. ROFR / Doi Partner(s)	DOI Code	Lease Description / Rights Held

(cont'd)

	Royalty Type	Product Type	Sliding Scale	Convertible	% of Prod/Sales	
	LESSOR ROYALTY	P&NG	Y	N	100.00000000 % of PROD	100/12-15-091-14-W4/00 SI/GAS
	Roy Percent:					
001889 A	Gas: Royalty:		Min Pay:		Prod/Sales:	
	S/S OIL: Min:	Max:	Div:		Prod/Sales:	
	Other Percent:		Min:		Prod/Sales:	

Paid to: LESSOR (M) ALBERTA ENERGY 100.00000000 — Paid by: WI (M) PARAMOUNT 100.00000000

001891 PNGLIC CR Eff: Nov 09, 1995 5,120.000 WI
Sub: A 5495110073 Exp: Nov 08, 1999 5,120.000 PARAMOUNT 100.00000000
A Ext: 8(1)H 5,120.000
PARAMOUNT Ext: Nov 09, 2003 Total Rental: 17920.0(
PARAMOUNT

Area : LIEGE
TWP 92 RGE 14 W4M: SECS 8-10, 14-30
P&NG FROM SURFACE TO TOP PRECAMBRIAN

Status		Hectares	Net		Hectares	Net
NONPRODUCING	Prod:	0.000	0.000	NProd:	5,120.000	5,120.000

---------------- Related Contracts ----------------

C00452 L	JVA	Jul 09, 1993
PS0068	SAE	Jul 15, 1994
PS0183 F	SAE	Nov 01, 1999

Royalty / Encumbrances

Royalty Type	Product Type	Sliding Scale	Convertible	% of Prod/Sales
LESSOR ROYALTY	P&NG	Y	N	100.00000000 % of PROD
Roy Percent:				
Gas: Royalty:		Min Pay:		Prod/Sales:
S/S OIL: Min:	Max:	Div:		Prod/Sales:
Other Percent:		Min:		Prod/Sales:

Paid to: LESSOR (M) ALBERTA ENERGY 100.00000000 — Paid by: WI (M) PARAMOUNT 100.00000000

-------- Well U.W.I.	Status/Type --------
100/09-25-092-14-W4/00	STNDG/GAS
102/02-20-092-14-W4/00	STNDG/GAS
100/05-20-092-14-W4/00	STNDG/GAS
102/11-19-092-14-W4/00	STNDG/GAS
100/12-19-092-14-W4/00	STNDG/GAS
102/07-25-092-14-W4/00	LOC/GAS
100/11-10-092-14-W4/00	STNDG/GAS
102/06-10-092-14-W4/00	LIC/GAS

REPORTED IN HECTARES

Paramount Resources Ltd.
Mineral Property Report

Schedule "A"

File Number / File Status / Mineral Int	Lse Type / Lessor Type / Lease No/Name / Operator / Payor		Exposure / Gross / Net	Oper.Cont. / ROFR / Doi Partner(s) *	DOI Code *	Lease Description / Rights Held
(cont'd)						
001891	A					100/09-17-092-14-W4/00 STNDG/GAS 100/08-17-092-14-W4/00 LOC/GAS 100/11-29-092-14-W4/00 STNDG/GAS 102/11-29-092-14-W4/00 DRY/D&A 100/12-21-092-14-W4/00 LOC/GAS 102/12-21-092-14-W4/00 LOC/GAS
001893 Sub: A A	PNGLIC CR 5495110077 PARAMOUNT PARAMOUNT	Eff: Nov 09, 1995 Exp: Nov 08, 1999 Ext: 8(1)H Ext: Nov 09, 2003	3,840.000 3,840.000 3,840.000	 PARAMOUNT Total Rental: 13440.0(	WI 100.00000000	Area : LIEGE TWP 93 RGE 14 W4M: SECS 19, 29, 30, 31, 32 TWP 93 RGE 15 W4M: SECS 23, 24, 25, 26, 35, 36 TWP 94 RGE 14 W4M: SEC 6 TWP 94 RGE 15 W4M: SECS 1, 2, 12 P&NG FROM SURFACE TO BASEMENT

Status		Hectares	Net		Hectares	Net
NONPRODUCING	Prod:	0.000	0.000	NProd:	3,840.000	3,840.000

Royalty / Encumbrances

Royalty Type	Product Type	Sliding Scale	Convertible	% of Prod/Sales
LESSOR ROYALTY	P&NG	Y	N	100.00000000 % of PROD

Roy Percent:
Gas: Royalty: Min Pay: Prod/Sales:
S/S OIL: Min: Max: Div: Prod/Sales:
Other Percent: Min: Prod/Sales:

Paid to: LESSOR (M)		Paid by: WI (M)	
ALBERTA ENERGY	100.00000000	PARAMOUNT	100.00000000

Related Contracts

C00452 K	JVA	Jul 09, 1993
PS0068	SAE	Jul 15, 1994
PS0183 F	SAE	Nov 01, 1999

Well U.W.I.	Status/Type
100/10-35-093-15-W4/00	STNDG/GAS
100/09-35-093-15-W4/00	STNDG/GAS
100/03-31-093-14-W4/00	STNDG/GAS
102/05-31-093-14-W4/00	STNDG/GAS
100/15-19-093-14-W4/00	STNDG/GAS
102/15-19-093-14-W4/00	LIC/GAS
100/06-32-093-14-W4/00	STNDG/GAS
102/06-32-093-14-W4/00	STNDG/GAS

REPORTED IN HECTARES

Paramount Resources Ltd.
Mineral Property Report

Schedule "A"

File Number / File Status / Mineral Int	Lse Type Lessor Type / Lease No/Name / Operator / Payor	Exposure / Gross / Net	Oper.Cont. ROFR / Doi Partner(s)	DOI Code	Lease Description / Rights Held
(cont'd)					
001893	A				100/07-23-093-15-W4/00 STNDG/GAS
					102/07-23-093-15-W4/00 STNDG/GAS
					100/12-24-093-15-W4/00 STNDG/GAS
					102/12-24-093-15-W4/00 LIC/GAS
					100/10-25-093-15-W4/00 STNDG/GAS
					102/10-25-093-15-W4/00 STNDG/GAS

REPORTED IN HECTARES

Paramount Resources Ltd.
Mineral Property Report

Schedule "A"

File Number	Lse Type Lessor Type	Exposure	Oper.Cont. ROFR		DOI Code		
File Status	Lease No/Name	Gross					
Mineral Int	Operator / Payor	Net	Doi Partner(s)	*	*		Lease Description / Rights Held

Report Total:	Total Gross:	11,520.000	Total Net:	11,520.000				
	Prod Gross:	256.000	Prod Net:	256.000	NProd Gross:	11,264.000	NProd Net:	11,264.000

** End of Report **

Schedule "B"
to an Asset Sale Agreement effective March 19, 2003
between Paramount Resources and Paramount Energy Operating Corp.

Wells

100/12-15-091-14/W4/00

100/11-10-092-14-W4/00

100/12-19-092-14-W4/00

102/11-19-092-14-W4/00

102/02-20-092-14-W4/00

100/05-20-092-14-W4/00

102/07-25-092-14/W4/00

100/09-25-092-14/W4/00

100/03-31-093-14/W4/00

102/05-31-093-14-W4/00

100/09-35-093-15-W4/00

100/10-35-093-15-W4/00

100/09-17-092-14-W4/00

100/12-21-092-14-W4/00

102/12-21-092-14-W4/00

100/11-29-092-14-W4/00

102/11-29-092-14-W4/00

102/11-29-092-14-W4/02

100/15-19-093-14-W4/00

100/06-32-093-14-W4/00

102/06-32-093-14-W4/00

100/06-23-093-15-W4/00

100/07-23-093-15-W4/00

100/12-24-093-15-W4/00

102/12-24-093-15-W4/00

100/10-25-093-15-W4/00

102/10-25-093-15-W4/00

Schedule "C"
to an Asset Sale Agreement effective March 19, 2003
between Paramount Resources and Paramount Energy Operating Corp.

Facilities

Including but not limited to the following Facilities:

1. Ells Sweet Compressor Station – 03-31-093-14W4M 100% facility interest
2. Ells Sweet Gas Compressor Station – 05-20-092-14W4M 100% facility interest

Schedule "D"
to an Asset Sale Agreement effective March 19, 2003
between Paramount Resources and Paramount Energy Operating Corp.

Material Contracts:

None

Schedule "E"
to an Asset Sale Agreement effective March 19, 2003
between Paramount Resources and Paramount Energy Operating Corp.

AFE's:

NIL

Schedule "F"
to an Asset Sale Agreement effective •March 19, 2003
between Paramount Resources and Paramount Energy Operating Corp.

GENERAL CONVEYANCE

THIS INDENTURE AND AGREEMENT effective as of the ____ day of •, 200•.

BETWEEN:

PARAMOUNT •, a • registered to carry on business in the Province of Alberta and having an office in the City of Calgary, in the Province of Alberta (hereinafter called the "Vendor")

- and -

•, a body corporate registered to carry on business in the Province of Alberta and having an office in the City of Calgary, in the Province of Alberta (hereinafter called the "Purchaser")

WHEREAS the Vendor has agreed, pursuant to an Asset Sale Agreement effective as of the • day of • 2002 (hereinafter called the "Sale Agreement"), to convey to the Purchaser all of its interest in and to the Assets, insofar as those terms are defined therein.

NOW THEREFORE THIS AGREEMENT WITNESSETH that, for the consideration provided in the Sale Agreement, the receipt and sufficiency of which is hereby acknowledged by Vendor has agreed to sell and by these presents does bargain, sell, assign, transfer and convey to the Purchaser all of its right, title, interest and property whatsoever in, to or arising out of the Assets, to have and to hold for its own use and benefit on the terms herein provided.

IT IS FURTHER AGREED BETWEEN THE PARTIES AS FOLLOWS:

1. DEFINITIONS

In this Conveyance, the definitions set forth on the Sale Agreement shall apply hereto.

2. TITLE

The Purchaser hereby covenants and agrees with the Vendor that nothing herein, expressed or implied, shall operate to have effect as any warranty or guarantee of title or covenant for title on the part of the Vendor and that the representations and

warranties contained in the Sale Agreement shall apply hereto for the period provided in the Sale Agreement.

3. EFFECTIVE DATE

The Vendor and the Purchaser agree that the effective date of this transaction shall be 8:00 a.m. Calgary time on the • day of •, 2003.

4. ACCEPTANCE

The Purchaser hereby accepts this Conveyance and in consideration thereof, the Purchaser hereby assumes and agrees to perform and be bound by all terms and conditions of the contracts, agreements and documents included in the Assets.

5. FURTHER ASSURANCES

The Vendor and the Purchaser will each from time to time, and at all times hereafter, at the request and cost of the other, do and perform all such acts and things, and execute all such assurances, deeds, documents and writings with respect to the Assets as the other may reasonably require in order to carry out the purposes of this Conveyance.

6. SALE AGREEMENT

The terms hereof shall be read in conjunction with the terms of the Sale Agreement and subject thereto. In the event of any conflict between the provisions of this Conveyance and the Sale Agreement, the Sale Agreement shall prevail.

7. ENUREMENT

This conveyance shall extend to and be binding upon the Parties hereto and their successors and assigns.

IN WITNESS WHEREOF the Parties hereto have executed this Conveyance by their proper officers duly authorized in that behalf.

PARAMOUNT •	•
Per:______________________	Per:______________________
Per:______________________	Per:______________________

Schedule "G"
to an Asset Sale Agreement effective March 19, 2003
between Paramount Resources and Paramount Energy Operating Corp.

Form of Officer's Certificates

Schedule "H"
to an Asset Sale Agreement effective March 19, 2003
between Paramount Resources and Paramount Energy Operating Corp.

Letter Agreement dated March 13, 2003-03-19

The attached page shall comprise Schedule "H"

PARAMOUNT
ENERGY TRUST

500, 630 – 4th Avenue SV
Calgary, Alberta, Canada T2P 0J

T 403.269.440
F 403.269.444

www.paramountenergy.con

March 13, 2003

Paramount Resources Ltd.
4700, 888 – 3rd Street S.W.
Calgary, Alberta
T2P 5C5

Attention: Jim Riddell

Gentlemen:

Re: Offer to Purchase
Dated March 12th, 2003 (the "Offer")
Ells Area, Alberta
Trust File: T02-012

Pursuant to the terms of the Offer between Paramount Resources Ltd. ("Paramount") and Paramount Energy Operating Corp. as trustee of Paramount Operating Trust ("Trust") the undersigned agrees to provide a **$6,000,000.00** payment as partial consideration of the Assets as defined in the Offer. The parties have agreed that this payment shall be made on March 15th, 2003. This shall be a refundable payment that will immediately become due and payable to the Trust, in the event that the Trust's Board of Directors does not approve the acquisition of the Assets. The Board of Director approval shall be determined no later than close of business on March 17th, 2003.

In the event that the Board does not approve the Offer, then Paramount shall refund the payment of **$6,000,000.00** no later than March 19th, 2003.

Please indicate your acceptance of this arrangement by signing the duplicate copy of this letter and returning it to the attention of the writer.

Yours truly,

PARAMOUNT RESOURCES LTD.

David Broshko,
Chief Financial Officer

PARAMOUNT ENERGY OPERATING CORP.
as trustee of
PARAMOUNT OPERATING TRUST

Gary C. Jackson
Vice-President, Land, Legal & Acquisitions

PARAMOUNT
ENERGY TRUST

500, 630 – 4th Avenue SW
Calgary, Alberta, Canada T2P 0J9

T 403.269.4400
F 403.269.4444

www.paramountenergy.com

March 12th, 2003

Paramount Resources Ltd.
4700, 888 – 3rd Street S.W.
Calgary, Alberta
T2P 5C5

Attention: Jim Riddell

Gentlemen:

Re: Offer to Purchase
Ells Area, Alberta
Trust File: T02-012

The following will set forth our offer, whereby PARAMOUNT RESOURCES LTD. ("Paramount") would agree to sell its entire right, title and interest in and to the Lands set forth and described in Schedule "A", including but not limited to the wells located thereon, to PARAMOUNT ENERGY OPERATING CORP. as trustee on behalf of PARAMOUNT OPERATING TRUST ("the Trust").

1. <u>Parties</u>

   a) "Vendor" shall mean Paramount.

   b) "Purchaser" shall mean the Trust.

   c) "Lands" shall mean Vendor's entire interest in all the lands set forth and described in Schedule "A" attached hereto.

2. <u>Assets</u>

   Assets means the Vendor's interest in the petroleum and natural gas rights in the Lands including the Vendor's interest in all the wells, all seismic within 10 miles of the Lands, equipment, surface leases and all facilities pertaining thereto.

3. <u>Title</u>

   It is our understanding that the Vendor holds the Assets free and clear of all encumbrances other than the applicable lessor royalty. This offer is subject to satisfactory review of Vendor's title by the Purchaser.

4. Sale of Interests

a) Vendor hereby agrees to transfer, assign, sell and convey to the Trust its entire right, title and interest in and to the Assets in consideration for a **purchase price of $20,100,000.00**. Payment will be in the form of a cash consideration presented as follows: **$6,000,000.00** payable on March 19th, 2003, with a **$14,100,000.00** adjustment to the "Additional Assets" statement of Adjustment dated April 25th, 2003. The post closing adjustment will include a $1.7 million dollar credit to the Trust for an assignment to the Vendor of Trust owned equipment, which will result in a net Purchase Price of **$18,400,000.00.**

b) The Purchase Price shall be allocated as to 40% for tangible property and equipment, and 60% for the remaining assets excluding tangible property and equipment.

5. Effective Date

March 12th, 2003.

6. Closing Date

March 19th, 2003, or as mutually agreed by the parties hereto.

7. Representations and Warranties

Vendor represents and warrants that the Assets are:

a) not subject to any first rights of refusal or requirements for written consent to be obtained or if they are, Vendor shall deliver to Purchaser upon the Closing Date all required waivers and written consents, or evidence of an exercised right, as may be applicable, in a form satisfactory to Purchaser;

b) free and clear of all overriding royalties, net profit interests, liens, encumbrances, production payments, mortgages, take or pay provisions (TopGas), marketing arrangements and other charges of any nature and kind created by, through or under Vendor (hereinafter collectively called "Charges") other than those set out in Schedule "A", or if the Assets are subject to any Charges, Vendor shall deliver to Purchaser upon the Closing Date evidence, satisfactory to Purchaser, that the Charges have been discharged, terminated or withdrawn;

c) not subject to reduction by virtue of the conversion or other alteration of interest for any third party under existing documents of title or agreements;

d) not subject to any charges, claims, liens or actions in existence or threatened against or with respect to the Assets, or if there are, Vendor shall remain liable and shall indemnify Purchaser from and against all such claims and Vendor binds itself to warrant and defend at its sole cost and expense the Assets against all persons whomsoever claiming or to claim any interest in the Assets by, through or under Vendor for a period of one (1) year from the Effective Date; and

e) not subject to any access restriction noted on the existing documents of title.

8. **Title Examination**

Until the Closing Date, Vendor and Purchaser shall co-operate to facilitate Purchaser being provided with all information with respect to the Assets and in particular for all agreements as may be outstanding between Vendor and third parties and to which agreements Purchaser may not be a party, together with all other information and records of Vendor relating to the Assets which Purchaser may deem necessary to be examined prior to the Closing Date.

9. **Conditions Precedent**

The agreement resulting from acceptance of this offer shall be subject to the execution of a mutually acceptable Purchase and Sale Agreement which will be similar in form to the Purchase and Sale Agreement used by the parties for the recent acquisition of the Initial and Additional Assets by the Trust from Paramount.

The foregoing represents the general terms and conditions under which the Trust would be prepared to acquire the Vendor's entire interest in the Assets. This offer is subject to Board of Directors approval and shall remain open until close of business, March 14th, 2003.

Please sign and return the duplicate copy of this letter to the undersigned indicating your agreement to the foregoing.

Yours truly,

PARAMOUNT ENERGY OPERATING CORP.,
As trustee of
PARAMOUNT OPERATING TRUST

Susan L. Riddell Rose,
President

AGREED TO and ACCEPTED this _____ day of March, 2003.

PARAMOUNT RESOURCES LTD.

Per: ________________________________

Title: ________________________________

SCHEDULE "A"

File: T02-012

This is Schedule "A" attached to and forming part of an Offer to Purchase dated March 12, 2003, between Paramount Operating Trust and Paramount Resources Ltd.

LAND	TITLE DOCUMENTS	ENCUMBRANCES	VENDORS INTEREST
92-14-W4M: 8-10, 14-30 (PNG to top Precambrian)	Crown PNG Licence # 5495110073	Crown sliding scale	100%
91-14-W4M: 14-16, 21-23, 26, 27 34, 35 (PNG to top Precambrian)	Crown PNG Licence # 5495110071	Crown sliding scale	100%
93-14-W4M: 19,29,30,31,32 93-15-W4M: 23, 24, 25,26, 35, 36 94-14-W4M: 6 94-15-W4M: 1,2,12 (All PNG)	Crown PNG Licence # 5495110077	Crown sliding scale	100%